Exhibit 10.9

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement is entered into by and between the Federal Home Loan Bank of Seattle (the “Seattle Bank”) and Kevin Crowe to set forth the terms and conditions of Kevin Crowe’s separation from his employment with and his position as an officer of the Seattle Bank.

RECITALS

Kevin Crowe has been employed by the Seattle Bank as the Senior Vice President, General Counsel. Solely because of continued reduction-in-force and other cost-cutting measures at the Seattle Bank, Mr. Crowe no longer will be employed by the Seattle Bank, pursuant to this Agreement.

AGREEMENT

In order to provide Kevin Crowe with separation benefits to assist him in the transition to other opportunities and to fully and finally resolve any and all issues regarding Kevin Crowe’s employment with the Seattle Bank and the termination of that employment, Kevin Crowe and the Seattle Bank agree as follows:

1. Separation Date. Kevin Crowe’s last day in the office was October 21, 2005. Mr. Crowe will use his accrued sick leave in order to care for a seriously ill family member until December 9, 2005 and he will be paid his regular salary through that date. He will then utilize his accrued but unused vacation through January 31, 2006, at which point his vacation balance will be paid out and his employment will cease.

2. Severance Benefits. The Seattle Bank agrees to provide Kevin Crowe with severance benefits, as follows:

(a) Separation Pay. For the two month period beginning February 1, 2006, and ending March 31, 2006 (“the Severance Period”), the Seattle Bank will pay Kevin Crowe an amount equal to his base salary of $16,666 per month, less required withholding and deductions at the same intervals as the Seattle Bank pays salary to its employees (“Separation Pay”). The Seattle Bank shall also have the right to deduct from Separation Pay any personal account balances or other outstanding monies due by Kevin Crowe to the Seattle Bank.

(b) Bonus. To the extent that other employees of the Seattle Bank receive bonuses for the year 2005, Kevin Crowe will be eligible for a bonus, on a prorated basis for the nine and a half months Kevin Crowe was employed and actively working (through October 21, 2005) during 2005, under the terms of the Bank Incentive Compensation Plan (BICP) – Annual Plan for Exempt Staff and Officers; provided, however, that any such bonus payment will occur only if Kevin Crowe is specifically nominated for such bonus by the President and such bonus for Kevin Crowe is specifically approved by the Board of Directors, with such nomination and approval being at the sole and absolute discretion of the President and the Board of Directors. Any such bonus will be payable in 2006 at the same time as bonuses, if any, are paid to employees. Kevin Crowe will not be eligible for a bonus under the terms of the Bank Incentive Compensation Plan (BICP) – Long-Term Incentive Plan.

(c) Retirement Benefits. Kevin Crowe will be entitled to any vested retirement benefits that he has accrued as of October 21, 2005, under the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan) pursuant to the terms of that plan. Kevin Crowe shall also maintain the vested retirement benefits he has accrued as of January 31, 2006, under the Seattle Bank 401(k) Savings Plan, pursuant to the terms of that plan. The Seattle Bank will have no obligation with respect to any federal income tax consequences of these retirement benefits to Kevin Crowe.

(d) Outplacement Benefits. The Seattle Bank will provide Kevin Crowe with reasonable outplacement assistance (up to $15,000) through CWA Connect or another outplacement organization to assist Kevin Crowe in finding other reasonable employment.

3. Medical Insurance. Kevin Crowe and his eligible dependents have the opportunity to continue group medical, dental and vision plans insurance through the Seattle Bank for a period of up to eighteen (18) months following the date of termination (January 31, 2006) through the continuation of health coverage program. The Seattle Bank agrees to pay the premiums for such continuation coverage during the period of time Kevin Crowe is receiving the severance benefits described in Section 2(a). At the conclusion of that period, Kevin Crowe and his eligible dependents may continue to such group insurance at his or their expense for the balance of the eighteen (18) month period. ADP will supply Kevin Crowe with a separate notice summarizing his continuation coverage rights and obligations. In any event, Kevin Crowe’s benefits under this paragraph 3 shall terminate when Kevin Crowe becomes eligible for coverage under a new employer’s medical plan.

4. No Additional Compensation. Kevin Crowe and the Seattle Bank agree that, except as expressly set forth in this Agreement, and subject to Kevin Crowe’s rights, if any, in the Seattle Bank 401(k) Savings Plan, Kevin Crowe shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Seattle Bank. Kevin Crowe shall not be entitled to make contributions to the Seattle Bank 401(k) Savings Plan from the Separation Pay.

5. Return of Seattle Bank Property. Kevin Crowe represents and warrants that no later than November 4, 2005, he has returned or will return to the Seattle Bank all the Seattle Bank property including, without limitation, any laptop computer, keys, access cards, parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Seattle Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Seattle Bank hereby acknowledges and agrees that Kevin Crowe may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

6. Covenant Not to Sue. Kevin Crowe represents that he has not filed any Claim that was released in this Agreement against the Seattle Bank or its Released Parties (as defined below) with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that this will not limit Kevin Crowe from filing a Claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the

Seattle Bank, nothing in this Agreement forbids Kevin Crowe from cooperating in such proceedings, but by this Agreement, Kevin Crowe waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

7. Complete Release of Claims by Kevin Crowe Against the Seattle Bank. In consideration of the separation benefits set forth above, which are given to him specifically in exchange for this release as a result of negotiations between himself and the Seattle Bank, Kevin Crowe, on behalf of himself, his marital community, and their heirs, successors and assigns, releases and discharges the Federal Home Loan Bank of Seattle, its employee benefit plans including but not limited to Pentegra DB Plan and/or its current or former directors, officers, agents, insurers, employees and attorneys, any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Kevin Crowe’s employment with the Seattle Bank, or the termination of his employment relationship or position as an officer of the Seattle Bank, arising prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Kevin Crowe’s rights: (a) to indemnification pursuant to any applicable provision of the Seattle Bank’s Bylaws, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting the Seattle Bank’s obligations under this Agreement.

For the purposes of implementing a full and complete release and discharge of the Seattle Bank and the other Released Parties, and each of them, Kevin Crowe expressly acknowledges that this Separation and Release Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

8. Future Cooperation. In the event Kevin Crowe is requested or required to make himself available to the Seattle Bank, a court, a regulatory authority or any other person or party in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was substantially involved during the period in which he was employed by the Seattle Bank, Kevin Crowe agrees to make himself reasonably available in connection with such actions, investigations and proceedings and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense or prosecution of such actions. The Seattle Bank will make such of its information available to Kevin Crowe, in either paper or electronic form, as may reasonably be required in order for him to prepare for and otherwise comply with his obligations under this paragraph, subject to his executing an appropriate confidentiality agreement. Upon submission of appropriate documentation, the Seattle Bank will pay for any reasonable expenses Kevin Crowe incurs in connection with any such efforts, including lost salary, wages, or vacation pay if he is then employed.

9. Voluntary Agreement; Full Understanding; Advice of Counsel. Kevin Crowe understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Kevin Crowe also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it to the extent he wishes to do so, and that he executes this Agreement only after full reflection and analysis.

10. No Representations. Kevin Crowe acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Seattle Bank or by any of the Seattle Bank’s agents, representatives or attorneys to induce the execution of this Agreement.

11. Waiting Period. Kevin Crowe has 45 days to consider this Agreement before signing it. Kevin Crowe may use as much or as little of this 45-day period as he wishes before signing. The 45-day period expires December 8, 2005 at 5:00 p.m. If Kevin Crowe has not signed and returned this Agreement to Lesley Hogan or designee at the Seattle Bank by that date, Kevin Crowe will not be eligible to receive the severance benefits provided for in Section 2.

12. Revocation Period. Kevin Crowe understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Kevin Crowe must deliver a written notice of revocation to Lesley Hogan or designee at the Seattle Bank no later than 5:00 pm on the seventh day after Kevin Crowe signs the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If Kevin Crowe revokes this Agreement, he will not receive the severance benefits described above.

13. Nonadmission. This Separation and Release Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with or violation of any statute or law by the Seattle Bank or Kevin Crowe.

14. Confidential Information.

(a) Acknowledgement of Receipt of Confidential Information. Kevin Crowe acknowledges that he has occupied a position of trust and confidence with the Seattle Bank, and during Kevin Crowe’s employment with the Seattle Bank, he has become familiar with the Seattle Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Seattle Bank, its business, employees and members. Kevin Crowe agrees that (a) the agreements and covenants contained in this paragraph are essential to protect the Seattle Bank and the goodwill of its business; (b) the Seattle Bank would be irreparably damaged if Kevin Crowe were to disclose confidential information in violation of these provisions of this Agreement; and (c) the separation benefits provided him under this Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Seattle Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, business plans, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, examination reports, or other proprietary information used by the Seattle Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Kevin Crowe. Kevin Crowe acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Seattle Bank.

(b) Agreement to Maintain Confidentiality of Seattle Bank Information. Kevin Crowe shall keep secret and retain in strictest confidence, and shall not, unless required to do so by applicable law, regulation, court order, subpoena or other legal process or requirement, without the prior written consent of the Seattle Bank, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.

(c) Remedies. Kevin Crowe acknowledges and agrees that the covenants set forth in this paragraph 13 are reasonable and necessary for the protection of the Seattle Bank’s business interests, that irreparable injury will result to the Seattle Bank if Kevin Crowe breaches any of his confidentiality obligations under this Agreement, and that in the event of Kevin Crowe’s actual or threatened breach of such confidentiality obligations, the Seattle Bank will have no adequate remedy at law. Kevin Crowe accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this paragraph, the Seattle Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Seattle Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

15. Mutual Confidentiality of Agreement. Kevin Crowe and the Seattle Bank may acknowledge to third persons that their parting was on mutually satisfactory terms and was due solely to continued reduction-in-force and other cost-cutting measures at the Seattle Bank. Kevin Crowe agrees that he will keep the fact, terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. Kevin Crowe may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants, as necessary. The Seattle Bank likewise agrees to keep the fact, terms, conditions, and contents of this Agreement confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. The Seattle Bank may, however, disclose the fact, terms and conditions of this Agreement to its senior management, Board of Directors, regulators, attorneys, and accountants, or if required by law, regulation or court order.

16. Reference Responses. Mr. Crowe agrees to direct any requests for references regarding his employment with the Seattle Bank to the Bank’s General Counsel and Corporate Secretary.

17. Applicable Law; Venue; Attorneys’ Fees; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in King County Superior Court in Seattle, Washington. The prevailing party in such action shall be awarded attorneys’ fees and costs (whether or not taxable under any applicable statute) including fees and costs incurred prior to suit, in any administrative proceedings, and on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.

18. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Kevin Crowe and an authorized representative of the Seattle Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

16. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

17. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

(c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

(d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

(e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS

FEDERAL HOME LOAN BANK OF		Kevin Crowe
SEATTLE

By:	/s/ Lesley Hogan	/s/ Kevin Crowe
Name:	Lesley Hogan	Date: November 3, 2005
Title:	VP HR Director
Date:	11/3/05